As filed with the Securities and Exchange Commission on August 16, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BIOMET, INC.

(Exact name of Registrant as specified in its charter)

Indiana	35-1418342
(State of Incorporation)	(I.R.S. Employer Identification No.)

56 East Bell Drive

Warsaw, Indiana 46582

(Address of principal executive offices) (Zip Code)

The 2003 Equity Participation Plan of Interpore International, Inc.

The 2000 Equity Participation Plan of Interpore International, Inc.

The Interpore Cross International 1999 Consultants Stock Option Plan

1995 Stock Option Plan

Non-Qualified Stock Option Agreement with Innovative Spinal Technologies

(f/k/a The Musculo-Skeletal Research Foundation)

(Full title of the Plans)

Daniel P. Hann

Senior Vice President and General Counsel

Biomet, Inc.

56 East Bell Drive

Warsaw, Indiana 46582

(574) 267-6639

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Robert M. Hayward

Kirkland & Ellis LLP

200 E. Randolph Drive

Chicago, IL 60601

(312) 861-2000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, without par value	66,742 shares	(3)	$32.98	$2,201,361.48	$278.91
	79,378 shares	(4)	$20.86	$1,656,066.96	$209.82
	3,121 shares	(5)	$15.39	$48,032.19	$6.09
	30,561 shares	(6)	$20.57	$628,852.79	$79.68
	6,810 shares	(7)	$15.39	$104,805.90	$13.28
TOTAL	186,612 shares		$24.86	$4,639,119.32	$587.78

(1)	Pursuant to the Agreement and Plan of Merger, dated March 7, 2004, by and among Biomet, Inc., Laker Acquisition Corp. I and Interpore International, Inc. (the “Merger Agreement”), Biomet assumed all of the outstanding unvested options to purchase common stock of Interpore International, Inc. under the plans referred to above, and such options have become exercisable to purchase shares of Biomet’s common stock, with appropriate adjustments to the number of shares and exercise price of each assumed option in accordance with the Merger Agreement. In the event of a stock split, stock dividend, or similar transaction involving Biomet’s common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act of 1933. The offering price per share and aggregate offering price are based upon the weighted average exercise price for shares subject to outstanding options granted pursuant to the plans referred to above.

(3)	Shares subject to outstanding options as of August 16, 2004 under The 2003 Equity Participation Plan of Interpore International, Inc.

(4)	Shares subject to outstanding options as of August 16, 2004 under The 2000 Equity Participation Plan of Interpore International, Inc.

(5)	Shares subject to outstanding options as of August 16, 2004 under The Interpore Cross International 1999 Consultants Stock Option Plan.

(6)	Shares subject to outstanding options as of August 16, 2004 under 1995 Stock Option Plan.

(7)	Shares subject to outstanding options as of August 16, 2004 under Non-Qualified Stock Option Agreement with Innovative Spinal Technologies (f/k/a The Musculo-Skeletal Research Foundation).

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information

The documents containing the information specified in Part I will be delivered to participants in the plans covered by this registration statement, in accordance with Form S-8 and Rule 428 under the Securities Act of 1933. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in the Section 10(a) prospectus), other documents required to be delivered to eligible participants pursuant to Rule 428(b) or additional information about the plans covered by this registration statement are available without charge by contacting:

Biomet, Inc.

Human Resources

56 East Bell Drive

Warsaw, Indiana 46582

(574) 267-6639

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Commission allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this registration statement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (other than Current Reports on Form 8-K furnished pursuant to Items 9 and 12 of Form 8-K (Items 2.02 and 7.01 beginning on August 23, 2004)) until such time as this registration statement is no longer in effect:

(a)	our Annual Report on Form 10-K for the fiscal year ended May 31, 2004;

(b)	the description of our common stock contained in our Registration Statement on Form 8-A filed with the Commission on September 9, 1983, including any amendment or report filed for the purpose of updating such description.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

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Item 5.	Interests of Named Experts and Counsel.

Daniel P. Hann, who has rendered an opinion as to the validity of the Common Stock being registered by this registration statement and other legal matters, is an executive officer and director of Biomet.

Item 6.	Indemnification of Directors and Officers.

The Indiana Business Corporation Law (“IBCL”), the provisions of which govern Biomet, empowers an Indiana corporation to indemnify present and former directors, officers, employees, or agents or any person who may have served at the request of the corporation as a director, officer, employee, or agent of another corporation (“Eligible Persons”) against liability incurred in any proceeding, civil or criminal, in which the Eligible Person is made a party by reason of being or having been in any such capacity, or arising out of his status as such, if the individual acted in good faith and reasonably believed that (a) the individual was acting in the best interests of the corporation, or (b) if the challenged action was taken other than in the individual’s official capacity as an officer, director, employee or agent, the individual’s conduct was at least not opposed to the corporation’s best interests, or (c) if in a criminal proceeding, either the individual had reasonable cause to believe his conduct was lawful or no reasonable cause to believe his conduct was unlawful.

The IBCL further empowers a corporation to pay or reimburse the reasonable expenses incurred by an Eligible Person in connection with the defense of any such claim, including counsel fees; and, unless limited by its articles of incorporation, the corporation is required to indemnify an Eligible Person against reasonable expenses if he is wholly successful in any such proceeding, on the merits or otherwise. Under certain circumstances, a corporation may pay or reimburse an Eligible Person for reasonable expenses prior to final disposition of the matter. Unless a corporation’s articles of incorporation otherwise provide, an Eligible Person may apply for indemnification to a court which may order indemnification upon a determination that the Eligible Person is entitled to mandatory indemnification for reasonable expenses or that the Eligible Person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances without regard to whether his actions satisfied the appropriate standard of conduct.

Before a corporation may indemnify any Eligible Person against liability or reasonable expenses under the IBCL, a quorum consisting of directors who are not parties to the proceeding must (1) determine that indemnification is permissible in the specific circumstances because the Eligible Person met the requisite standard of conduct, (2) authorize the corporation to indemnify the Eligible Person and (3) if appropriate, evaluate the reasonableness of expenses for which indemnification is sought. If it is not possible to obtain a quorum of uninvolved directors, the foregoing action may be taken by a committee of two or more directors who are not parties to the proceeding, special legal counsel selected by the Board or such a committee, or by the shareholders of the corporation.

In addition to the foregoing, the IBCL states that the indemnification it provides shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any provision of the articles of incorporation or bylaws, resolution of the board of directors or shareholders, or any other authorization adopted after notice by a majority vote of all the voting shares then issued and outstanding. The IBCL also empowers an Indiana corporation to purchase and maintain insurance on behalf of any Eligible Person against any liability asserted against or incurred by him or her in any capacity as such, or arising out of his or her status as such, whether or not the corporation would have had the power to indemnify him or her against such liability.

Section 9.3 of Article IX of the Amended Articles of Incorporation and Article VII of the Amended and Restated Bylaws of Biomet provide certain indemnification provisions for the benefit of directors, officers, employees and agents of Biomet.

Biomet has obtained directors’ and officers’ liability insurance, the effect of which is to indemnify the directors and officers of Biomet and its subsidiaries against certain losses caused by errors, misleading statements, wrongful acts, omissions, neglect or breach of duty by them or any matter claimed against them in their capacities as directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

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Item 8.	Exhibits.

See Index to Exhibits.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where appropriate, each filing of an employee benefit plan’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the question has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warsaw, State of Indiana, on this 16 day of August, 2004.

BIOMET, INC.

/s/ DANE A. MILLER
Dane A. Miller
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dane A. Miller and Daniel P. Hann, jointly and severally, his or her attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorney-in-facts and agents, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DANE A. MILLER Dane A. Miller	President, Chief Executive Officer and Director (Principal Executive Officer)	August 16, 2004

/s/ GREGORY D. HARTMAN Gregory D. Hartman	Senior Vice President - Finance (Principal Financial Officer)	August 16, 2004

/s/ JAMES W. HALLER James W. Haller	Controller (Principal Accounting Officer)	August 16, 2004

/s/ JERRY L. FERGUSON Jerry L. Ferguson	Director	August 16, 2004

/s/ DANIEL P. HANN Daniel P. Hann	Director	August 16, 2004

/s/ C. SCOTT HARRISON C. Scott Harrison	Director	August 16, 2004

Signature	Title	Date

/s/ M. RAY HARROFF M. Ray Harroff	Director	August 16, 2004

/s/ KENNETH V. MILLER Kenneth V. Miller	Director	August 16, 2004

/s/ JERRY L. MILLER Jerry L. Miller	Director	August 16, 2004

/s/ CHARLES E. NIEMER Charles E. Niemer	Director	August 16, 2004

/s/ NILES L. NOBLITT Niles. L. Noblitt	Director	August 16, 2004

/s/ L. GENE TANNER L. Gene Tanner	Director	August 16, 2004

/s/ THOMAS F. KEARNS, JR. Thomas F. Kearns, Jr.	Director	August 16, 2004

/s/ MARILYN TUCKER QUAYLE Marilyn Tucker Quayle	Director	August 16, 2004

INDEX TO EXHIBITS

Exhibit Number	Registration

4.1	Amended Articles of Incorporation filed July 23, 1982 (Incorporated by reference to Exhibit 3(a) to Biomet, Inc. Form S-1 Registration Statement).

4.2	Articles of Amendment to Amended Articles of Incorporation filed July 11, 1983 (Incorporated by reference to Exhibit 3.2 to Biomet, Inc. Form 10-K Report for year ended May 31, 1983).

4.3	Articles of Amendment to Amended Articles of Incorporation filed August 22, 1987 (Incorporated by reference to Exhibit 3.3 to Biomet, Inc. Form 10-K Report for year ended May 31, 1987).

4.4	Articles of Amendment to the Amended Articles of Incorporation filed September 18, 1989 (Incorporated by reference to Exhibit 3.4 to Biomet, Inc. Form 10-K Report for year ended May 31, 1990).

4.5	Amended and Restated Bylaws as Amended December 13, 1997 (Incorporated by reference to Exhibit 3.6 to Biomet, Inc. Form 10-K Report for year ended May 31, 1998).

4.6	Articles of Restatement filed January 3, 2000.

4.7	Certificate of Correction of the Restatement of the Articles of Incorporation filed February 17, 2004.

4.9	Specimen certificate for Common Shares (Incorporated by reference to Exhibit 4.1 to Biomet, Inc. Form 10-K Report for year ended May 31, 1985).

4.9	Rights Agreement between Biomet, Inc. and Lake City Bank as Rights Agent, dated as of December 16, 1999 (Incorporated by reference to Exhibit 4 to Biomet, Inc. Form 8-K Report dated December 16, 1999), as amended September 1, 2002 to change rights agent to American Stock Transfer and Trust Company (Incorporated by reference to Exhibit 4.2 to Biomet, Inc. Form 10-Q Quarterly Report dated January 13, 2003, File No. 0-12515).

5	Opinion of Daniel P. Hann with respect to the legality of the shares of common stock being registered hereby*

10.1	The 2003 Equity Participation Plan of Interpore International, Inc.*

10.2	The 2000 Equity Participation Plan of Interpore International, Inc.*

10.3	The Interpore Cross International 1999 Consulting Stock Option Plan.*

10.4	1995 Stock Option Plan.*

10.5	Non-Qualified Stock Option Agreement with Innovative Spinal Technologies (f/k/a The Musculo-Skeletal Research Foundation).*

23.1	Consent of Daniel P. Hann (included in Exhibit 5).*

23.2	Consent of Independent Registered Public Accounting Firm.*

24	Power of Attorney (included in signature page to the registration statement).

*	Filed herewith